January 30, 2014 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2013, of $1,886,000, an increase of 17.6 percent from the $1,604,000 earned for the fourth quarter of 2012.   Earnings per share for the fourth quarter of 2013 were $.47, up 17.5 percent from the prior year fourth quarter.  For the year ended December 31, 2013, net income totaled $8,112,000, a 15.0 percent increase from net income of $7,052,000 for the year ended December 31, 2012.  Earnings per share were $2.00 for 2013 versus $1.75 for 2012, an increase of 14.3 percent.  Return on average assets and return on average equity were 1.04 percent and 10.40 percent, respectively, for the year ended 2013, compared to .86 percent and 9.53 percent, respectively, for the same period in the prior year.

“We are quite pleased to report our quarter and year-end results,” stated Thomas E. Wiseman, President and CEO.  “By all accounts, 2013 proved to be successful for Ohio Valley Banc Corp and our employees, customers, and shareholders.  I’m happy to report an increase in lending activity leading to higher loan volumes with positive momentum entering 2014, and loan quality has returned to pre-recession levels.  Ohio Valley Bank and Loan Central employees continue to embrace our ‘Community First’ mission pursuing various avenues of service to positively impact the communities we serve.”

For the fourth quarter of 2013, net interest income increased $370,000 from the same period last year.  The increase was related to the higher net interest margin for the fourth quarter, which more than offset the $40 million decline in average earning assets.  The decline in earning assets occurred primarily in low yielding balances at the Federal Reserve, which positively impacted our yield on total earning assets.  When combined with the continued decrease in funding costs, the net interest margin increased to 4.70 percent for the fourth quarter of 2013, as compared to 4.25 percent for the prior year fourth quarter.  For the year ended December 31, 2013, net interest income decreased $270,000, or .8 percent.  Contributing to the lower year-to-date net interest income was the decline in average earning assets, which was partially offset by a higher net interest margin.  For the year ended December 31, 2013, average earning assets decreased $41 million from the same period last year, which occurred in Federal Reserve balances and loans.  For the year ended December 31, 2013, the net interest margin increased to 4.50 percent, from 4.29 percent for the same period the prior year.  The improvement in net interest margin was attributable to a decrease in our funding costs aided by a continued composition shift to lower costing transaction accounts from certificates of deposit.

For the three months ended December 31, 2013, provision for loan losses increased $1,242,000, and for the year ended December 31, 2013, provision for loan losses decreased $1,106,000 from the same respective periods in 2012.  The increase in the fourth quarter provision for loan loss expense was related to an increase in quarterly charge-offs.  Net charge-offs for the fourth quarter of 2013 totaled $914,000, compared to net recoveries of $159,000 for the fourth quarter of 2012, which benefited from a significant recovery of $1,250,000.  The decrease in the annual provision for loan loss expense was due to a decrease in charge-offs and nonperforming loans.  For the year ended December 31, 2013, net charge-offs totaled $1,227,000, a decrease of $796,000 from the same period in 2012.  The ratio of nonperforming loans to total loans was .65 percent at December 31, 2013 compared to .71 percent at December 31, 2012.  With the continued improvement in asset quality trends, the historical loss factors utilized to estimate the allowance for loan losses have also decreased.  As a result, general reserves have decreased, which contributed to lower provision for the year ended December 31, 2013.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2013 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.09 percent of total loans at December 31, 2013, compared to 1.24 percent at December 31, 2012.

For the three months ended December 31, 2013, noninterest income totaled $1,039,000, a decrease of $317,000 from 2012’s fourth quarter.  Noninterest income totaled $8,518,000 for the year ended December 31, 2013, an increase of $35,000.  The decrease in fourth quarter noninterest income and the limited increase in annual noninterest income were primarily related to an increase in losses recognized on foreclosed property.  During the fourth quarter, one property was liquidated at a loss and a second property was written down further based on a new appraisal.  As a result, loss on other real estate owned for the fourth quarter of 2013 increased $315,000 and for the year ended December 31, 2013, increased $542,000 from their respective time periods in 2012.  However, contributing to additional year-to-date noninterest income was life insurance proceeds, tax refund processing fees and interchange fee income.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During the first quarter, the Company received life insurance proceeds of $452,000.  For the year ended December 31, 2013, tax processing fees totaled $2,556,000, an increase of $267,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Further contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By continuing to offer incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $263,000, or 15.5 percent, for the year ended December 31, 2013, as compared to the same period in 2012.

For the three months ended December 31, 2013, noninterest expense totaled $6,790,000, a decrease of $1,500,000 from the same period last year.  For the year ended December 31, 2013, noninterest expense totaled $29,375,000, a decrease of $366,000, or 1.2 percent, from the same period last year.  Salaries and employee benefits, the Company’s largest noninterest expense, was limited to an increase of $152,000, or .9 percent, for the year ended 2013, as compared to the same period in 2012.  The primary contributors to lower year-to-date noninterest expense were donations and FDIC insurance premiums.   These two items combined contributed to a $629,000 decrease in noninterest expense for the year.  Partially offsetting these decreases, other than personnel expense, was an increase in customer rewards for debit and credit card transactions, which increased $215,000 over 2012.  Overall, management was pleased with the reduction in overhead expense, which improved the efficiency ratio to 70.97 percent for 2013 from 71.50 percent in 2012.

The Company’s total assets at December 31, 2013 were $747 million, a decrease of $22 million, or 2.8 percent from the prior year.  The decrease in assets was related to lower balances being maintained at the Federal Reserve and a decrease in investment securities totaling a combined $28 million.  More importantly, total loans increased $8 million in 2013, which reversed a trend of declining loan balances that has occurred since 2010.  The decrease in assets above was used to fund a decrease in higher-costing deposits of $26 million, which occurred primarily in certificates of deposit.  For 2013, total shareholders’ equity exceeded $80 million, an increase of $4.6 million, or 6.1 percent, from 2012.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
PER SHARE DATA
Earnings per share	$0.47	$0.40	$2.00	$1.75
Dividends per share	$0.21	$0.42	$0.73	$1.09
Book value per share	$19.62	$18.66	$19.62	$18.66
Dividend payout ratio (a)	45.24%	105.60%	36.56%	62.29%
Weighted average shares outstanding	4,069,659	4,034,425	4,064,083	4,030,322

PERFORMANCE RATIOS
Return on average equity	9.46%	8.45%	10.40%	9.53%
Return on average assets	1.00%	0.81%	1.04%	0.86%
Net interest margin (b)	4.70%	4.25%	4.50%	4.29%
Efficiency ratio (c)	72.52%	89.16%	70.97%	71.50%
Average earning assets (in 000's)	$703,248	$743,057	$731,123	$772,579

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$8,332	$8,651	$33,592	$36,329
Interest and dividends on securities	634	623	2,366	2,672
Total interest income	8,966	9,274	35,958	39,001
Interest expense:
Deposits	623	1,153	2,917	5,064
Borrowings	150	298	656	1,282
Total interest expense	773	1,451	3,573	6,346
Net interest income	8,193	7,823	32,385	32,655
Provision for loan losses	(198)	(1,440)	477	1,583
Noninterest income:
Service charges on deposit accounts	462	450	1,802	1,831
Trust fees	52	48	210	199
Income from bank owned life insurance and
annuity assets	202	190	1,176	782
Mortgage banking income	175	228	506	626
Electronic refund check / deposit fees	24	10	2,556	2,289
Debit / credit card interchange income	516	462	1,963	1,700
Gain (loss) on other real estate owned	(646)	(331)	(692)	(150)
Other	254	299	997	1,206
Total noninterest income	1,039	1,356	8,518	8,483
Noninterest expense:
Salaries and employee benefits	4,438	4,847	17,570	17,418
Occupancy	374	383	1,573	1,565
Furniture and equipment	238	244	902	954
FDIC insurance	115	126	490	755
Data processing	214	235	1,052	1,021
Foreclosed assets	92	202	482	446
Other	1,319	2,253	7,306	7,582
Total noninterest expense	6,790	8,290	29,375	29,741
Income before income taxes	2,640	2,329	11,051	9,814
Income taxes	754	725	2,939	2,762
NET INCOME	$1,886	$1,604	$8,112	$7,052

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2013	2012
ASSETS
Cash and noninterest-bearing deposits with banks	$9,841	$10,617
Interest-bearing deposits with banks	18,503	35,034
Total cash and cash equivalents	28,344	45,651
Securities available for sale	84,068	94,965
Securities held to maturity
(estimated fair value: 2013 - $22,984; 2012 - $24,624)	22,826	23,511
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	6,281
Total loans	566,319	558,288
Less: Allowance for loan losses	(6,155)	(6,905)
Net loans	560,164	551,383
Premises and equipment, net	9,005	8,680
Other real estate owned	1,354	3,667
Accrued interest receivable	1,901	2,057
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,940	25,056
Other assets	5,723	6,705
Total assets	$747,368	$769,223

LIABILITIES
Noninterest-bearing deposits	$149,823	$139,526
Interest-bearing deposits	479,054	515,538
Total deposits	628,877	655,064
Other borrowed funds	18,748	14,285
Subordinated debentures	8,500	13,500
Accrued liabilities	10,824	10,554
Total liabilities	666,949	693,403

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2013 - 4,758,492 shares issued; 2012 - 4,721,943 shares issued)	4,758	4,722
Additional paid-in capital	34,883	34,109
Retained earnings	56,241	51,094
Accumulated other comprehensive income	249	1,607
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	80,419	75,820
Total liabilities and shareholders' equity	$747,368	$769,223